UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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ATHEROGENICS, INC.

(Name of Registrant as Specified In Its Charter)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
VOTING
PROPOSAL 1 — ELECTION OF DIRECTORS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
RELATED PERSON TRANSACTIONS
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT
EXECUTIVE COMPENSATION
EQUITY COMPENSATION PLAN INFORMATION
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
REPORT OF THE AUDIT COMMITTEE
PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PRINCIPAL ACCOUNTANT FEES AND SERVICES
SHAREHOLDER PROPOSALS
HOUSEHOLDING
OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING

April 25, 2007

Dear Shareholder:

You are cordially invited to attend the 2007 Annual Meeting of Shareholders of AtheroGenics, Inc. to be held at the Westin Buckhead Atlanta, 3391 Peachtree Road, Atlanta, Georgia 30326, on Thursday, May 17, 2007, at 9:00 a.m., Eastern Time.

The attached Notice of Annual Meeting and proxy statement describe the formal business to be transacted at the meeting. During the meeting, we will also report on the operations of AtheroGenics during the past year and our plans for the future. Directors and officers of AtheroGenics, as well as representatives from AtheroGenics’ independent registered public accounting firm, Ernst & Young LLP, will be present to respond to appropriate questions from shareholders.

Please mark, date, sign and return your proxy card in the enclosed envelope or submit a proxy through the internet by following the instructions on the proxy card at your earliest convenience. This will assure that your shares will be represented and voted at the meeting, even if you do not attend.

Sincerely,

MICHAEL A. HENOS
Chairman of the Board

AtheroGenics, Inc.
8995 Westside Parkway
Alpharetta, Georgia 30004

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 17, 2007

NOTICE HEREBY IS GIVEN that the 2007 Annual Meeting of Shareholders of AtheroGenics, Inc. will be held at the Westin Buckhead Atlanta, 3391 Peachtree Road, Atlanta, Georgia 30326, on Thursday, May 17, 2007 at 9:00 a.m., Eastern Time, for the purposes of considering and voting upon:

1. A proposal to elect three Class I directors to serve until the 2010 Annual Meeting of Shareholders;

2. A proposal to ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of AtheroGenics for the fiscal year ending December 31, 2007; and

3. Such other business as properly may come before the annual meeting or any adjournments thereof. The board of directors is not aware of any other business to be presented to a vote of the shareholders at the annual meeting.

Information relating to the above matters is set forth in the attached proxy statement. Shareholders of record at the close of business on March 16, 2007 are entitled to receive notice of and to vote at the annual meeting and any adjournments thereof.

By Order of the Board of Directors.

MICHAEL A. HENOS
Chairman of the Board

Alpharetta, Georgia
April 25, 2007

PLEASE READ THE ATTACHED PROXY STATEMENT AND PROMPTLY COMPLETE, EXECUTE AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE OR SUBMIT A PROXY THROUGH THE INTERNET BY FOLLOWING THE INSTRUCTIONS ON THE ENCLOSED PROXY CARD. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON IF YOU SO DESIRE.

AtheroGenics, Inc.
8995 Westside Parkway
Alpharetta, Georgia 30004

PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 17, 2007

We are providing this proxy statement to the shareholders of AtheroGenics, Inc. in connection with the solicitation of proxies by AtheroGenics to be voted at the 2007 Annual Meeting of Shareholders and at any adjournments of that meeting. The annual meeting will be held at the Westin Buckhead Atlanta, 3391 Peachtree Road, Atlanta, Georgia 30326, on Thursday, May 17, 2007, at 9:00 a.m., Eastern Time.

When used in this proxy statement, the terms “we,” “us,” “our” and “AtheroGenics” refer to AtheroGenics, Inc.

The approximate date on which we are first sending this proxy statement and form of proxy card to shareholders is April 25, 2007.

VOTING

General

The securities that can be voted at the annual meeting consist of common stock of AtheroGenics, no par value per share, with each share entitling its owner to one vote on each matter submitted to the shareholders. The record date for determining the holders of common stock who are entitled to receive notice of and to vote at the annual meeting is March 16, 2007.

Quorum and Vote Required

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of common stock of AtheroGenics as of the record date is necessary to establish a quorum at the annual meeting and conduct business. As of the record date, 39,467,927 shares of common stock were outstanding and eligible to vote. Accordingly, 19,733,965 shares must be present at the annual meeting either in person or by proxy in order to hold the annual meeting and conduct business. Your shares will be counted as present at the annual meeting if you properly submit a proxy (even if you do not provide voting instructions) or attend the annual meeting and vote in person.

In voting on the proposal to elect three directors (Proposal 1), shareholders may vote in favor of the nominees, withhold their votes as to the nominees or withhold their votes as to specific nominees. The vote required to approve Proposal 1 is governed by Georgia law and is a plurality of the votes cast by the holders of shares entitled to vote, provided a quorum is present. This means the three nominees receiving the greatest number of votes will be elected. In accordance with Georgia law, votes that are withheld will be counted in determining whether a quorum is present but will have no other effect on the election of the directors.

In voting on the proposal to ratify the audit committee’s appointment of the independent registered public accounting firm (Proposal 2), shareholders may vote in favor of the proposal, vote against the proposal or abstain from voting. The vote required to approve Proposal 2 is governed by Georgia law, which provides that the proposal is approved if the number of votes cast for the proposal exceeds the number of votes cast against the proposal, provided a quorum is present. As a result, abstentions will be considered in determining whether a quorum is present but will not be considered in determining the number of votes required to obtain the necessary vote to approve the proposal.

Under the rules that govern most domestic stock brokerage firms, firms that hold shares in street name for beneficial owners may, to the extent that such beneficial owners do not furnish voting instructions with respect to any or all proposals submitted for shareholder action, vote in their discretion upon proposals which are considered “discretionary” proposals under those rules. These votes are considered as votes cast in determining the outcome of any discretionary proposal. Brokerage firms that have received no instructions from their clients as to “non-discretionary” proposals do not have discretion to vote on these proposals. If the brokerage firm returns a proxy card without voting on a non-discretionary proposal because it received no instructions, this is referred to as a “broker non-vote” on the proposal. Although these “broker non-votes” will be considered in determining whether a quorum exists at the annual meeting, they will not be considered as votes cast in determining the outcome of any proposal. AtheroGenics believes that Proposals 1 and 2 are discretionary.

As of March 16, 2007 (the record date for the annual meeting), the directors and executive officers of AtheroGenics beneficially owned or controlled approximately 1,366,322 outstanding shares of common stock of AtheroGenics, constituting approximately 3.5% of the outstanding common stock. AtheroGenics believes that these holders will vote all of their shares of common stock in favor of each of the two proposals.

We will announce preliminary voting results at the meeting. We will publish the final results in our quarterly report on Form 10-Q for the second quarter of 2007. We will file that report with the Securities and Exchange Commission, or SEC, and you can get a copy from:

•	our website at www.atherogenics.com by clicking on the Investor Relations link, followed by the SEC Filings link,

•	the SEC’s website at www.sec.gov,

•	the SEC at (800) SEC-0330, or

•	Investor Relations of AtheroGenics, at 8995 Westside Parkway, Alpharetta, GA 30004.

Proxies

Shareholders should specify their choices with regard to each of the proposals on the enclosed proxy card. All properly executed proxy cards delivered by shareholders to AtheroGenics in time to be voted at the annual meeting and not revoked will be voted at the annual meeting in accordance with the specifications noted on the proxy cards. In the absence of such specifications, the shares represented by a signed and dated proxy card will be voted “FOR” the election of the director nominees and “FOR” the ratification of the appointment of the independent registered public accounting firm. If any other matters properly come before the annual meeting, the persons named as proxies will vote upon these matters according to their judgment.

Any shareholder delivering a proxy has the power to revoke it at any time before it is voted: (1) by giving written notice to the Corporate Secretary of AtheroGenics, at 8995 Westside Parkway, Alpharetta, GA 30004; (2) by executing and delivering to the Corporate Secretary a proxy card bearing a later date; or (3) by voting in person at the annual meeting. However, under the rules of the national securities exchanges, including he Nasdaq Global Market, or Nasdaq, any beneficial owner of AtheroGenics’ common stock whose shares are held in street name by a brokerage firm that is a member of those organizations may revoke his or her proxy and vote his or her shares in person at the annual meeting only in accordance with applicable rules and procedures of those organizations, as employed by the beneficial owner’s brokerage firm.

In addition to soliciting proxies through the mail, we may solicit proxies through our directors, officers and employees in person and by telephone or facsimile. We may also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record by them. AtheroGenics will bear all expenses incurred in connection with the solicitation of proxies.

PROPOSAL 1 — ELECTION OF DIRECTORS

Nominees

Pursuant to our amended and restated articles of incorporation and amended and restated bylaws, our board of directors is divided into three classes, with each director serving a three-year term. Directors are elected to serve until they resign or are removed, or are otherwise disqualified to serve, and until their successors are duly elected and qualified. The directors in Class I, Mr. Bearman, Mr. Bryson and Dr. Dagi, hold office until this annual meeting of shareholders. The directors in Class II, Dr. Alexander, Dr. Barker, Ms. Grayson and Dr. Scott, hold office until the 2008 annual meeting of shareholders. The directors in Class III, Mr. Henos, Dr. Medford and Mr. Pappas, hold office until the 2009 annual meeting of shareholders. No family relationships exist among any of our directors or executive officers.

The board of directors has nominated Mr. Bearman, Mr. Bryson and Dr. Dagi for re-election as Class I directors to serve until the 2010 annual meeting of shareholders.

The nominees have consented to serve another term as directors if re-elected. If the nominees should be unavailable to serve for any reason (which is not anticipated), the board of directors may designate substitute nominees (in which event the persons named on the enclosed proxy card will vote the shares represented by all valid proxy cards for the election of such substitute nominee), allow the vacancies to remain open until a suitable candidate is located, or by resolution provide for a lesser number of directors.

The board of directors unanimously recommends that the shareholders vote “FOR” the proposal to re-elect David Bearman, Vaughn D. Bryson and T. Forcht Dagi, M.D. as Class I directors for a three-year term expiring at the 2010 Annual Meeting of Shareholders and until their successors have been duly elected and qualified.

Executive Officers and Directors

The following table sets forth certain information regarding our executive officers and directors as of March 1, 2007:

Name	Age	Position

Russell M. Medford, M.D., Ph.D.	52	President, Chief Executive Officer and Director
Mark P. Colonnese	51	Executive Vice President, Commercial Operations and Chief Financial Officer
Robert A. D. Scott, M.D.	53	Executive Vice President, Research and Development and Chief Medical Officer
Joseph M. Gaynor, Jr.	46	Senior Vice President, General Counsel and Corporate Secretary
W. Charles Montgomery, Ph. D.	60	Senior Vice President, Business Development and Alliance Management
Michael A. Henos(1)(4)	57	Chairman of the Board of Directors
R. Wayne Alexander, M.D., Ph.D.(1)(2)	65	Director
Samuel L. Barker, Ph.D.(2)	64	Director
David Bearman(3)	61	Director
Vaughn D. Bryson(1)	68	Director
T. Forcht Dagi, M.D.(3)	58	Director
Margaret E. Grayson(3)	60	Director
Arthur M. Pappas(2)(3)	59	Director
William A. Scott, Ph.D.(2)	66	Director

(1)	Member of the compensation committee.

(2)	Member of the corporate governance and nominating committee.

(3)	Member of the audit committee.

(4)	Mr. Henos resigned from the compensation committee on March 22, 2007 and the board of directors appointed Dr. Barker to fill the position.

Russell M. Medford, M.D., Ph.D. has served as a member of AtheroGenics’ board of directors since our inception in 1993. Dr. Medford has been the President and Chief Executive Officer since 1995 after serving as Executive Vice President from 1993 to 1995. Dr. Medford is a director of Inhibitex, Inc., a clinical stage biopharmaceutical company. In addition to serving as Chairman of the Georgia Biomedical Partnership, Dr. Medford serves on the Board of Directors of Southeast BIO (SEBIO) and on BIO (Biotechnology Industry Organization) Emerging Companies Section Governing Body and Health Section Governing Body. He is an inaugural Fellow of the Council on Basic Cardiovascular Sciences of the American Heart Association and has held a number of academic appointments at the Emory University School of Medicine, most recently as Clinical Professor (adjunct) of Medicine. Dr. Medford is a molecular cardiologist whose research has focused on the molecular basis of cardiovascular disease. Dr. Medford received a B.A. from Cornell University, and an M.D. with Distinction and a Ph.D. in molecular and cell biology from the Albert Einstein College of Medicine. Dr. Medford completed his residency in internal medicine at the Beth Israel Hospital and served as a fellow in cardiology at the Brigham and Women’s Hospital and Harvard Medical School, where he also served on the faculty of Medicine.

Mark P. Colonnese has served as Executive Vice President, Commercial Operations and Chief Financial Officer since May 2006. He had previously served as our Senior Vice President of Finance and Administration and Chief Financial Officer since 2002, and as our Vice President of Finance and Administration and Chief Financial Officer since 1999. Prior to joining us, Mr. Colonnese was at Medaphis Corporation from 1997 to 1998, serving most recently as Senior Vice President and Chief Financial Officer. Previously, Mr. Colonnese was Vice President of Finance and Chief Financial Officer and a member of the executive committee at AAIPharma Inc., a pharmaceutical development company, from 1993 to 1997. Mr. Colonnese served on the board of directors of Endeavor Pharmaceuticals, Inc. from 1994 to 1997. From 1983 to 1993, Mr. Colonnese held a number of executive and management positions at Schering-Plough Corporation. Mr. Colonnese holds an M.B.A. from Fairleigh Dickinson University and a B.S. magna cum laude from Ithaca College.

Robert A. D. Scott, M.D. has served as Executive Vice President, Research and Development and Chief Medical Officer since May 2006. He had previously served as our Senior Vice President of Clinical Development and Regulatory Affairs and Chief Medical Officer since 2002. From 1992 until joining AtheroGenics, Dr. Scott was with Pfizer Pharmaceutical Group, where he most recently served as Vice President and worldwide medical therapeutic head of the Cardiovascular and Metabolic Group. During his tenure at Pfizer, Dr. Scott also acted as Medical Director of Pfizer’s Cardiovascular Risk Factors Group in the U.S., as well as Medical Director of Pfizer Laboratories South Africa. Before joining Pfizer, Dr. Scott served as medical advisor for Janssen Pharmaceutica, where he managed the clinical trial department at the company’s South African affiliate. Dr. Scott holds a B.S. and an M.B. Ch.B. from the University of Cape Town and a Dip. Mid. COG from the University of South Africa.

Joseph M. Gaynor, Jr. has served as Senior Vice President, General Counsel and Corporate Secretary since July 2006. He had previously served as our Vice President, General Counsel and Secretary since 2005. From 1995 until joining AtheroGenics, Mr. Gaynor served as Vice President, General Counsel and Secretary for all U.S. subsidiaries of the Belgian pharmaceuticals group, UCB Pharma. In that role, Mr. Gaynor directed a legal department responsible for licensing and collaborations, mergers and acquisitions, healthcare regulatory and corporate compliance matters, and the strategic management of complex litigation. From 1989 to 1995, Mr. Gaynor served as Legal Counsel at Lanier Worldwide, Inc. and from 1986 to 1989 was an associate at the Atlanta law firm of Powell, Goldstein, Frazer & Murphy. Mr. Gaynor received a B.S. in Accounting and Finance from Miami University and his law degree from Emory University School of Law in Atlanta, Georgia.

W. Charles Montgomery, Ph.D. has served as Senior Vice President, Business Development and Alliance Management since May 2006. He had previously served as our Vice President of Business Development since 2004. From 2002 until joining AtheroGenics, Dr. Montgomery was Vice President of Business Development and Portfolio Planning at Celera Genomics, a business segment of Applera Corporation that was developing new therapies to improve human health. From 1987 to 2001, he served in various senior positions for the DuPont Pharmaceuticals Company and the DuPont Merck Pharmaceutical Company, most recently as Vice President and Co-Head of Business Development and Strategic Planning. Dr. Montgomery has a B.S. in Chemistry from the Southern Methodist University in Dallas, Texas and received a Ph.D. in Organic Chemistry from the University of Minnesota.

Michael A. Henos has served as chairman of our board of directors since 1994 and was our Chief Financial Officer from 1994 to 1999. From 1993 to the present, Mr. Henos has served as managing general partner of Alliance Technology Ventures, L.P., a venture capital firm with $250 million under management which principally invests in southeastern technology startup companies. Mr. Henos served as a general partner of Aspen Ventures, a $150 million early stage venture capital partnership, from 1991 to 2001. Mr. Henos previously served as a vice president of 3i Ventures Corporation, the predecessor of Aspen Ventures, from 1986 to 1991. From 1984 to 1986, Mr. Henos served as a healthcare consultant with Ernst & Young, specializing in venture financing of startup medical technology companies. Before joining Ernst & Young, Mr. Henos served in a variety of operating management positions and co-founded and served as Chief Executive Officer of ProMed Technologies, Inc. Mr. Henos is the Chairman of the Board of Inhibitex, Inc., a clinical stage biopharmaceutical company.

R. Wayne Alexander, M.D., Ph.D. is our scientific co-founder and has served as a member of our board of directors since our inception in 1993. Dr. Alexander has been a Professor of Medicine since 1988 and Chairman of the Department of Medicine of Emory University School of Medicine and Emory University Hospital since 1999. From 1988 to 1999, Dr. Alexander served as the Director of the Division of Cardiology at the Emory University School of Medicine and Emory University Hospital. Prior to his appointment at Emory University School of Medicine, Dr. Alexander served as Associate Professor of Medicine at Harvard Medical School from 1982 to 1988. Dr. Alexander received his Ph.D. in physiology from Emory University and his M.D. from Duke University School of Medicine. Dr. Alexander completed his residency in internal medicine at the University of Washington and completed his fellowship in cardiology at Duke University.

Samuel L. Barker, Ph.D., was elected to the AtheroGenics board of directors in July 2006. Dr. Barker also serves on the Governance and Nominating Committee of the Board. In 2001, he co-founded Clearview Projects, Inc., a multi-disciplinary advisory firm specializing in strategic thinking, corporate development transactions, product alliances, product strategy/development and executive management, with a focus on the global healthcare sector. He served as President and CEO of Clearview Projects from 2003-2004. From 1990 until his retirement in 1999, Dr. Barker held several executive positions at Bristol Myers-Squibb. These positions included serving as Executive Vice President, Worldwide Franchise Management and Strategy from 1998 to 1999. From 1992 through November 1997 he served as President, United States Pharmaceuticals and from 1990 to 1992 as President, Bristol Myers Squibb Intercontinental Commercial Operations. Dr. Barker has been the Chairman of the Board of Lexicon Genetics, Inc., since March 2005 and serves on the Board of Directors of Cadence Pharmaceuticals, Inc. in San Diego, California. He is an Advisor to Symphony Capital, a private equity partnership. He is a member of the Board of Trustees, the Cancer Institute of New Jersey. Dr. Barker received a B.S. from Henderson State College, and holds graduate degrees from the University of Arkansas and Purdue University.

David Bearman joined our board of directors in November 2002 and was also appointed to serve as the chairman of the Audit Committee. Since March 2006, Mr. Bearman has been the Senior Vice President and Chief Financial Officer of Home Depot Supply, a distributor of construction, repair and maintenance products. From March 2003 until March 2006, Mr. Bearman served in a similar capacity with Hughes Supply Company, Inc. before its acquisition by The Home Depot, Inc. From 1998 until his retirement in 2001, Mr. Bearman served as the Senior Vice President and Chief Financial Officer of NCR Corporation, a global technology company, and as a member of the NCR Executive Committee. From 1989 to 1998, Mr. Bearman served as the Executive Vice President and Chief Financial Officer of Cardinal Health, Inc., a provider of products and services to healthcare providers and manufacturers.

Vaughn D. Bryson has served as a member of our board of directors since February 2000. Mr. Bryson was a 32-year employee of Eli Lilly & Company and served as President and Chief Executive Officer of Eli

Lilly from 1991 to 1993. Mr. Bryson was Executive Vice President of Eli Lilly from 1986 until 1991 and served as a member of Eli Lilly’s board of directors from 1984 until his retirement in 1993. He serves as the President of Clinical Products, Ltd., a medical foods company that he founded in 1999. Mr. Bryson was Vice Chairman of Vector Securities International from 1994 to 1996. He is also a director of Amylin Pharmaceuticals Inc. Mr. Bryson received a B.S. degree in Pharmacy from the University of North Carolina and completed the Sloan Program at the Stanford University Graduate School of Business.

T. Forcht Dagi, M.D., M.P.H., F.A.C.S., F.C.C.M. has served as a member of our board of directors since 1999. Dr. Dagi is a partner at HLM Venture Partners in Boston. Previously, since 1996, he served as a Managing Partner of Cordova Ventures, LLP, a venture firm with over $250 million under management. Prior to joining Cordova, Dr. Dagi served as director and principal of Access Partners, an early stage biotechnology fund. Dr. Dagi serves as a director of privately-held Encelle, Inc. He chairs the New Technologies Committee of the American College of Surgeons and the Ethics Committee of the American Association of Neurological Surgeons. Dr. Dagi currently serves as director of the Goergen Entrepreneurial Institute and of the Alumni Advisory Board of the Wharton School. Dr. Dagi teaches biomedical entrepreneurship at the Harvard-MIT Department of Health Sciences and Technology, and serves as Senior Advisor to the National Institutes of Health in the Commercialization Assistance Program. Dr. Dagi holds an A.B. from Columbia College, an M.D. and an M.P.H. from Johns Hopkins, an M.T.S. from Harvard University, and an M.B.A. from the Wharton School of the University of Pennsylvania. Dr. Dagi trained in neurosurgery at the Massachusetts General Hospital and Harvard University, where he was a Neuroresearch Foundation Fellow and Joseph P. Kennedy, Jr., Fellow. He is a diplomat of the American Board of Neurological Surgeons and a Fellow of the American College of Surgeons and the College of Critical Care Medicine.

Margaret E. (Peg) Grayson was elected to the AtheroGenics board of directors in July 2006. Ms. Grayson also serves on the Audit Committee of the Board. She is the President of Grayson & Associates, a management consulting and advisory practice for audit, policy and regulatory compliance and is an Assistant Professor of Finance and Accounting at Hartwick College in New York. Ms. Grayson served as President of AEP Government Solutions Group and Executive Vice President of AEP Networks. She served as President and CEO of V-ONE Corporation from 2000, before it combined with AEP Networks in 2005. Prior to joining V-ONE, Ms. Grayson served as Chief Financial Officer for SPACEHAB, Inc., and for Sirius Satellite Radio, dba, CD Radio, Inc. in Washington, D.C. She is a member of the National Infrastructure Advisory Council (NIAC), serving at the request of President George W. Bush, and provides advice to the Secretary of Homeland Security and the President on the security of our Nation’s critical infrastructure. Ms. Grayson is a member of the Financial Executives Institute of Washington D.C., the Potomac Officers Club and has been named to Maryland’s Top 100 Women. She is a member of the Dean’s Advisory Council for the School of Management at the State University of New York, and the Advisory Board for the Center of Excellence in Information Assurance at SUNY Buffalo. Ms. Grayson holds an M.B.A. from the University of South Florida and a B.S. in Accounting from the State University of New York at Buffalo.

Arthur M. Pappas has served as a member of our board of directors since June 1995. Mr. Pappas is Managing Partner of A. M. Pappas & Associates, LLC, a life science venture capital firm. Prior to founding the firm in 1994, Mr. Pappas held senior level positions at several multinational pharmaceutical companies. He was an executive member of the board of directors of Glaxo Holdings plc, now GlaxoSmithKline, for which he was responsible for international operations including research, development and manufacturing. Mr. Pappas has held various senior executive positions with Abbott Laboratories International, Merrell Dow Pharmaceuticals and the Dow Chemical Company, in the United States and internationally. Mr. Pappas is a director of privately held Genstruct, Inc., BrainCells, Inc. and CoLucid Pharmaceuticals. Mr. Pappas received a B.S. in biology from Ohio State University and an M.B.A. in finance from Xavier University.

William A. Scott, Ph.D. has served as a member of our board of directors since 1997. Dr. Scott served as Chief Executive Officer and a member of the board of directors of Physiome Sciences, Inc., a company that specializes in the design of computer models of human organs, from 1997 to 1999. From 1983 to 1996, Dr. Scott held numerous positions at the Bristol-Myers Squibb Research Institute, most recently as Senior Vice President of Drug Discovery from 1990 until 1996. Dr. Scott has served as an Adjunct Professor at the Rockefeller University since 1983 and as an Associate Dean and Associate Professor at Rockefeller University.

Dr. Scott has been a director of Avalon Pharmaceuticals, Inc., a clinical stage biopharmaceutical company, since 1999 and Deltagen, Inc., a provider of drug discovery tools, since 2001.

Board Meetings and Committees

During the year ended December 31, 2006, the board of directors held five meetings. The board has also established three committees: an audit committee, a compensation committee and a corporate governance and nominating committee. During the year ended December 31, 2006, the audit committee held eight meetings, the compensation committee held four meetings and corporate governance and nominating committee held four meetings. Each director attended at least 75% of the aggregate meetings of the board of directors and any committee on which he or she served. Our board of directors has determined that, except for Dr. Medford, all of our directors are independent as defined by the listing standards of Nasdaq.

All members of the board of directors are strongly encouraged, but not required, to attend AtheroGenics’ annual meetings of shareholders. At our 2006 Annual Meeting of Shareholders, all of the directors then in office were in attendance.

Audit Committee.  The audit committee, which consists of Mr. Bearman, Chairman, Dr. Dagi, Ms. Grayson and Mr. Pappas, is responsible for appointing and overseeing the performance of our independent registered public accounting firm, overseeing our accounting and financial reporting process and reviewing the scope, results and costs of the audits and other services provided by our independent registered public accounting firm. The audit committee has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, or the Exchange Act. The audit committee members are independent directors and meet applicable audit committee independence requirements of Nasdaq listing standards and SEC regulations. The board of directors has determined that Mr. Bearman is an audit committee financial expert.

Compensation Committee.  The compensation committee, which consists of Mr. Bryson, Chairman, Dr. Alexander and Mr. Henos, reviews and approves the compensation and benefits for our executive officers, administers our equity ownership plans, and makes recommendations to the board of directors regarding these matters. The members of the compensation committee are independent under Nasdaq listing standards.

Corporate Governance and Nominating Committee.  The corporate governance and nominating committee, which consists of Dr. Alexander, Chairman, Dr. Barker, Mr. Pappas and Dr. Scott, oversees all aspects of our corporate governance functions on behalf of the board, including identifying and reviewing the qualifications of candidates to recommend for nomination to the board of directors, reviewing the composition of the board and its committees, monitoring board effectiveness, ensuring compliance with applicable Nasdaq and SEC requirements and making other recommendations to the board regarding matters related to our directors. The corporate governance and nominating committee members are independent directors under Nasdaq listing standards. A copy of the corporate governance and nominating committee charter and our corporate governance guidelines are available on our website at www.atherogenics.com.

The corporate governance and nominating committee has not established any specific minimum qualifications that must be met for recommendation for a position on the board of directors. In considering potential candidates, the committee will include in their assessment attributes that they believe will be most beneficial to the functioning of the board. These attributes, as well as others that are deemed necessary or appropriate, include fulfillment of necessary independence requirements, the highest ethical standards and integrity, an ability to provide wise, informed and thoughtful counsel to senior management on a range of issues and individual backgrounds that provide a diverse experience and knowledge commensurate with our needs.

The corporate governance and nominating committee will use its network of contacts and may also engage a consulting or professional search firm to assist in locating qualified candidates for the board of directors. In 2006, a third-party search firm was contracted to assist in finding qualified candidates to fill the vacancies on the board of directors. The committee will also consider nominations submitted by the shareholders using the procedures set forth in our bylaws. To recommend a nominee, a shareholder must submit the following information to the committee:

•	the nominee’s name, age, business address and residence address;

•	the nominee’s principal occupation or employment;

•	the shareholder’s name and address;

•	the number of shares of our common stock beneficially owned by the nominee and by the shareholder; and

•	any other information that would be required to be disclosed in the proxy statement pursuant to Regulation 14A under the Exchange Act.

This information must be received by the corporate governance and nominating committee at least 120 days prior to the anniversary of the date on which AtheroGenics first mailed its proxy materials for the prior year’s annual meeting of shareholders. For the proxy materials relating to the 2008 annual meeting, this date would be December 27, 2007. All notices should be sent to AtheroGenics, Inc., c/o Corporate Secretary, 8995 Westside Parkway, Alpharetta, Georgia 30004. The corporate governance and nominating committee may request other information from the nominee or shareholder to evaluate the nominee or comply with Regulation 14A or other applicable rules and regulations, including Nasdaq requirements, which information must be provided within the time frame provided by the committee for the nominee to be considered. Nominees recommended by a shareholder will be evaluated on the same basis as other nominees.

Communication with the Board of Directors

Shareholders and other interested parties may communicate with the board by writing to the attention of the Board of Directors c/o Corporate Secretary, AtheroGenics, Inc., 8995 Westside Parkway, Alpharetta, Georgia 30004.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our board of directors or compensation committee.

Director Compensation

Prior to September 2006, non-employee directors each received $30,000 in base annual compensation payable in equal quarterly installments, plus $5,000 for each additional committee membership unless serving as the chairman of the applicable committee, $10,000 for the chairman of the compensation committee and the corporate governance and nominating committee, $15,000 for the chairman of the audit committee and $40,000 for the chairman of the board of directors. Upon initial election to the board of directors, each non-employee director was granted a non-qualified stock option to acquire 24,000 shares of common stock. The exercise price was equal to the fair market value of our common stock on the date of grant and the options vested one-third at the time of election and one-third on each of the first and second anniversaries of election. The chairman and non-employee directors also received annually 36,000 and 16,000, respectively, non-qualified stock options. The exercise price is equal to the fair market value of our common stock on the date of grant and the options vest monthly over one year. In addition, we reimbursed all of our directors for ordinary and necessary travel expenses to attend board and committee meetings.

After September 2006, non-employee directors each receive $40,000 in base annual compensation payable in equal quarterly installments, plus $10,000 for each additional committee membership unless serving as the chairman of the applicable committee, $15,000 for the chairman of the compensation committee, $10,000 for the corporate governance and nominating committee, $20,000 for the chairman of the audit committee and $55,000 for the chairman of the board of directors. Upon initial election to the board of directors, each non-employee director is granted a non-qualified stock option to acquire 24,000 shares of common stock. The exercise price is equal to the fair market value of our common stock on the date of grant and the option vests one-third at the time of election and one-third on each of the first and second anniversaries of election. The chairman and non-employee directors also receive annually 40,000 and 20,000, respectively, non-qualified stock options. The exercise price is equal to the fair market value of our common stock on the date of grant and the options vest monthly over one year. In addition, we reimburse all of our directors for ordinary and necessary travel expenses to attend board and committee meetings.

The following table sets forth all of the compensation awarded to, earned by or paid to AtheroGenics’ non-employee directors during 2006.

	Fees Earned
	or Paid in Cash	Option Awards	Total
Name	($)	($)(1)	($)

Michael A. Henos	$82,500	$295,725	$378,225
R. Wayne Alexander	41,250	131,433	172,683
Samuel L. Barker	20,204	26,608	46,812
David Bearman	48,750	131,433	180,183
Vaughn D. Bryson	47,500	131,433	178,933
T. Forcht Dagi	38,750	131,433	170,183
Margaret E. Grayson	20,204	26,608	46,812
Arthur M. Pappas	45,000	131,433	176,433
William A. Scott	42,500	131,433	173,933

(1)	Represents the compensation costs recognized for financial reporting purposes for the year ended December 31, 2006, excluding estimated forfeitures, in accordance with Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, or FAS 123(R). See Note 1 Description of Business and Significant Accounting Policies — Stock-Based Compensation in our Annual Report on Form 10-K filed March 7, 2007 for a discussion of all assumptions made by AtheroGenics in determining the FAS 123(R) value of its option awards.

At December 31, 2006, the aggregate number of option awards outstanding was: Mr. Henos — 123,300 shares; Dr. Alexander — 104,900 shares; Dr. Barker — 24,000 shares; Mr. Bearman — 28,000 shares; Mr. Bryson — 44,000 shares; Dr. Dagi — 72,800 shares; Ms. Grayson — 24,000 shares; Mr. Pappas — 54,200 shares; and Dr. Scott — 56,100 shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information provided to us by each of the following as of March 1, 2007 (unless otherwise indicated) regarding their beneficial ownership of our common stock:

•	each person who is known by us to beneficially own more than 5% of our common stock;

•	our Chief Executive Officer and each of the executive officers named in the Summary Compensation Table in this proxy statement;

•	each of our directors; and

•	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, or SEC, and includes voting and investment power with respect to the securities. Except as indicated by footnote, and subject to applicable community property laws, the persons and entities named in the table below have sole voting and sole investment power with respect to the shares set forth opposite each person’s or entity’s name.

Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days after April 13, 2007 are deemed outstanding for purposes of computing the percentage ownership of the person holding such options or warrants, but are not deemed outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated, the address for each of the individuals listed in the table is c/o AtheroGenics, Inc., 8995 Westside Parkway, Alpharetta, Georgia 30004.

	Common Stock
	Beneficially Owned
			Percent
	Number of		of
Beneficial Owner	Shares		Class

OppenheimerFunds, Inc.	5,700,500	(1)	14.4%
Two World Financial Center
225 Liberty Street, 11th Floor
New York, New York 10281
Atticus Capital, LP	5,577,060	(2)	14.1%
152 West 57th Street, 45th Floor
New York, New York 10019
Wellington Management Company, LLP	5,523,359	(3)	14.0%
75 State Street
Boston, Massachusetts 02109
Eastbourne Capital Management, LLC.	4,501,455	(4)	11.4%
1101 Fifth Avenue, Suite 160
San Rafael, California 94901
Meditor Group Ltd.	3,739,600	(5)	9.5%
79 Front Street
Hamilton, Bermuda DO HM11
Bank of America Corporation.	2,397,789	(6)	6.1%
100 North Tryon Street, Floor 25
Bank of America Corporate Center
Charlotte, North Carolina 28255
D.E. Shaw Valence Portfolios, LLC.	2,236,083	(7)	5.7%
120 W. 45th Street, Tower 45, 39th Floor
New York, New York 10036
Barclays Global Investors, NA	2,088,121	(8)	5.3%
1101 Fifth Avenue, Suite 160
San Rafael, California 94901
Russell M. Medford, M.D., Ph.D.	1,809,341	(9)	4.6%
R. Wayne Alexander, M.D., Ph.D.	540,800	(10)	1.4%
Mark P. Colonnese	368,650	(11)	*
Michael A. Henos	253,300	(12)	*
Vaughn D. Bryson	213,832	(13)	*
Robert A. D. Scott, M.D.	209,700	(14)	*
T. Forcht Dagi, M.D.	99,145	(15)	*
William A. Scott, Ph.D.	97,900	(16)	*
W. Charles Montgomery, Ph. D.	88,500	(17)
David Bearman	73,600	(18)	*
Arthur M. Pappas	69,200	(19)	*
Joseph M. Gaynor, Jr.	32,800	(20)	*
Samuel L. Barker, Ph.D.	9,000	(21)	*
Margaret E. Grayson	8,000	(22)
All directors and executive officers as a group (14 persons)	3,873,768	(23)	9.7%

*	Less than one percent (1%) of outstanding shares.

(1)	The amount shown and the following information was provided by OppenheimerFunds, Inc. pursuant to correspondence dated April 10, 2007, indicating beneficial ownership as of April 9, 2007. The correspondence indicates that OppenheimerFunds, Inc. has shared voting and dispositive power with respect to 5,700,500 shares, and that Oppenheimer Global Fund has shared voting and dispositive power with respect to 3,500,000.

(2)	The amount shown and the following information was provided by Atticus Capital, LP pursuant to a Schedule 13G/A dated February 14, 2007, indicating beneficial ownership as of December 31, 2006. The Schedule 13G/A indicates that Atticus Management, LLC has sole voting and dispositive power with respect to 5,577,060 shares, Atticus Capital LP has sole voting and dispositive power with respect to 5,577,060 shares and Timothy Barakett has sole voting and dispositive power with respect to 5,577,060 shares.

(3)	The amount shown and the following information was provided by Wellington Management Company, LLP pursuant to a Schedule 13G/A dated February 14, 2007, indicating beneficial ownership as of December 31, 2006. The Schedule 13G/A indicates that Wellington Management Company, LLP is an investment advisor registered under Section 203 of the Investment Advisor Act of 1940 and has indicated that it has shared voting power with respect to 5,137,416 shares and shared dispositive power with respect to 5,487,359 shares.

(4)	The amount shown and the following information was provided by Eastbourne Capital Management, LLC pursuant to a Schedule 13G filed on January 9, 2007, indicating beneficial ownership as of December 6, 2006. The Schedule 13G indicates that Eastbourne Capital Management, LLC has shared voting and dispositive power with respect to 4,501,455 shares, Richard Jon Barry has shared voting and dispositive power with respect to 4,501,455 shares and Black Bear Offshore Master Fund, L.P., has shared voting and dispositive power with respect to 2,963,369 shares.

(5)	The amount shown and the following information was provided by Meditor Group Ltd. pursuant to a Schedule 13G filed on March 30, 2007, indicating beneficial ownership as of March 19, 2007. The Schedule 13G indicates that Meditor Group Ltd. has shared voting and dispositive power with respect to 3,739,600 shares.

(6)	The amount shown and the following information was provided by Bank of America Corp. pursuant to a Schedule 13G filed February 14, 2007, indicating beneficial ownership as of December 31, 2006. The Schedule 13G indicates that Bank of America Corp. had shared voting power with respect to 2,397,789 shares and shared dispositive power with respect to 2,397,442 shares, NB Holdings Corp. had shared voting power with respect to 2,397,789 shares and shared dispositive power with respect to 2,397,442 shares, Bank of America, NA had sole voting power with respect to 7,343 shares, shared voting power with respect to 6,156 shares, sole dispositive power with respect to 7,343 shares and shared dispositive power with respect to 5,809 shares, Banc of America Securities Holdings Corp. had shared voting and dispositive power with respect to 2,384,290 shares, Banc of America Securities LLC had sole voting and dispositive power with respect to 2,384,290 shares, Columbia Management Group, LLC had shared voting and dispositive power with respect to 5,523 shares, Columbia Management Advisors, LLC had sole voting and dispositive power with respect to 5,523 shares and Banc of America Investment Advisors, Inc. had shared voting and dispositive power with respect to 286 shares .

(7)	The amount shown and the following information was provided by D.E. Shaw Valence Portfolios, LLC pursuant to a Schedule 13G/A filed on February 14, 2007, indicating beneficial ownership as of December 31, 2006. The Schedule 13G/A indicates that D.E. Shaw Valence Portfolios, LLC has shared voting and dispositive power with respect to 2,236,083 shares, D.E. Shaw & Co., LP has shared voting and dispositive power with respect to 2,236,083 shares and David E. Shaw has shared voting and dispositive power with respect to 2,236,083 shares.

(8)	The amount shown and the following information was provided by Barclays Global Investors, NA. pursuant to a Schedule 13G filed on January 23, 2007, indicating beneficial ownership as of December 31, 2006. The Schedule 13G indicates that Barclays Global Investors, NA., an investment advisor registered under Section 203 of the Investment Advisor Act of 1940, had sole voting power with respect to 807,052 shares and sole dispositive power with respect to 947,645 shares and Barclays Global Fund Advisors had sole voting and dispositive power with respect to 1,140,476 shares.

(9)	Includes 1,334,700 shares subject to options exercisable within 60 days and 100,000 shares owned by Medford Future Fund, LLLP, a family limited liability limited partnership of which Dr. Medford is the general partner. As the general partner, Dr. Medford exercises voting and investment power over these shares.

(10)	Includes 104,900 shares subject to options exercisable within 60 days and 100,000 shares owned by Jane Alexander, Dr. Alexander’s spouse.

(11)	Includes 343,650 shares subject to options exercisable within 60 days.

(12)	Includes 123,300 shares subject to options exercisable within 60 days.

(13)	Includes 44,000 shares subject to options exercisable within 60 days.

(14)	Includes 159,496 shares subject to options exercisable within 60 days.

(15)	Includes 60,800 shares subject to options exercisable within 60 days.

(16)	Includes 56,100 shares subject to options exercisable within 60 days.

(17)	Includes 88,500 shares subject to options exercisable within 60 days.

(18)	Includes 28,000 shares subject to options exercisable within 60 days.

(19)	Includes 54,200 shares subject to options exercisable within 60 days.

(20)	Includes 32,800 shares subject to options exercisable within 60 days.

(21)	Includes 8,000 shares subject to options exercisable within 60 days.

(22)	Includes 8,000 shares subject to options exercisable within 60 days.

(23)	Includes 2,446,446 shares subject to options exercisable within 60 days.

RELATED PERSON TRANSACTIONS

In accordance with our audit committee charter, our audit committee is responsible for reviewing the terms, conditions and arrangements involving any related party or potential conflict of interest transaction and for overseeing our code of business conduct and ethics, which includes disclosure requirements applicable to our employees and our directors relating to conflicts of interest. Accordingly, our audit committee is responsible for reviewing and approving the terms and conditions of all transactions that involve AtheroGenics, one of our directors or executive officers or any of their immediate family members. Other than as described below we have not entered into any such transactions since January 1, 2006 that meet the requirements for disclosure in this proxy statement. If there were to be such a transaction, we would need the approval of our audit committee prior to entering into such transaction.

Emory University License Agreement

In January 1995, we entered into a license agreement with Emory University. Under the terms of the Emory license agreement, Emory granted to us an exclusive right and license to make, use and sell products utilizing inventions claimed in several patents developed by employees of Emory. The Emory employees who developed the licensed patents include Russell M. Medford, M.D., Ph.D., our President, Chief Executive Officer and director, and R. Wayne Alexander, M.D., Ph.D., a member of our board of directors. The Emory license agreement required us to make royalty payments to Emory based on certain percentages of net revenue we derive from sales of products utilizing inventions claimed in the licensed patents and from sublicensing of the licensed patents. The Emory license agreement also provided for milestone payments to Emory upon the occurrence of certain events relating to the development of products utilizing the licensed patents. Drs. Alexander, Medford and/or Margaret K. Offermann, M.D., Ph.D., Dr. Medford’s wife, will receive a portion of our payments to Emory under the Emory license agreement. We paid a signing fee to Emory upon the execution of the Emory license agreement and an additional amount for achievement of the first and second milestone under the agreement. The Emory license agreement was amended in August 2005 to eliminate any further milestone payments and to provide that Emory will receive a percentage of any milestone payments or royalties received by AtheroGenics related to the development and sale of products utilizing the Emory patents. In December 2005, under the terms of our collaboration agreement with AstraZeneca, all amounts due under the Emory license agreement became the responsibility of AstraZeneca.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee

The compensation committee is responsible for setting the overall compensation strategy and compensation policies for our senior executive officers and directors, including determining the forms and amount of compensation appropriate to achieve our strategic objectives. The compensation committee’s functions are more fully described in its charter which can be viewed at the investor relations page on our website at www.atherogenics.com. The charter of the compensation committee requires that the compensation committee be comprised of at least three members of the board of directors, and the compensation committee currently consists of Mr. Bryson, as Chairman, Dr. Alexander and Mr. Henos. As required by the charter, the board of directors has determined that each member of the compensation committee is “independent” as that term is defined under the rules and regulations of the Securities and Exchange Commission, or SEC, and the applicable listing standards of Nasdaq.

Named Executive Officers for 2006

The compensation committee reviews, analyzes and approves the compensation of our senior executive officers, including the “Named Executive Officers” or NEOs included in the tables set forth following this compensation discussion and analysis. The NEOs for 2006 include our chief executive officer, our chief financial officer, and the three other executive officers that had the highest total compensation for 2006, calculated in accordance with the rules and regulations of the SEC. Our NEOs are:

•	Dr. Medford, President and Chief Executive Officer;

•	Mr. Colonnese, Executive Vice President, Commercial Operations and Chief Financial Officer;

•	Dr. Scott, Executive Vice President, Research & Development and Chief Medical Officer;

•	Mr. Gaynor, Senior Vice President, General Counsel and Corporate Secretary; and

•	Dr. Montgomery, Senior Vice President, Business Development & Alliance Management.

Compensation Philosophy, Policies and Principles

As a research-based pharmaceutical company focused on the discovery, development and commercialization of novel drugs for the treatment of chronic inflammatory diseases, our long-term success depends on our ability to discover, develop and market innovative medicines. To be successful, we must attract, motivate and retain highly talented individuals within all levels of our company who are committed to our long-term success. To this end, the compensation committee’s philosophy is to implement programs that are designed to:

•	Provide competitive compensation that will attract, retain and reward highly qualified executives who contribute to our long-term success. The compensation committee believes compensation should reflect the value of the job in the marketplace and views this as a key to attracting and retaining a highly skilled work force.

•	Align management’s interests with shareholders by including long-term equity incentives in executive compensation.

•	Provide compensation that rewards performance. Our programs should deliver compensation reflective of individual and company performance. Where individual and/or company performance exceeds expectations or falls short of expectations, compensation should reflect these results.

•	Provide compensation that encourages the long-term focus required for success in the pharmaceutical industry. To this end, all employees receive a mix of base salary, short-term incentive compensation (in the form of an annual cash bonus) and long-term equity based compensation; however, employees at higher levels have an increasing proportion of their compensation tied to longer-term performance because they are in a position to have greater influence on long-term results.

•	Provide compensation and benefit programs that are fair and equitable. While programs and individual pay levels will always reflect differences in job responsibilities, geographies and marketplace considerations, the overall structure of compensation and benefit programs should be broadly similar across the organization.

•	Orchestrate compensation and benefit programs to motivate and inspire employee behavior that fosters a high-performance culture that maximizes the opportunity for achievement of our business goals and objectives.

Process

Determining Compensation

The compensation committee believes that a successful compensation program requires analysis and review of both overall company performance and individual contributions and accomplishments. With regard to overall company performance, senior management recommends operating objectives to the compensation committee for consideration and approval. The compensation committee then selects operating objectives which it believes strongly correlate to key goals and enhanced shareholder value over time. These overall company goals are then sent to the full Board for final approval at the beginning of each year. Individual performance for each NEO (other than the Chief Executive Officer) is evaluated by the Chief Executive Officer and communicated to the compensation committee as a basis for determining compensation for each such NEO. The compensation committee separately evaluates the individual performance of our Chief Executive Officer in connection with determining the appropriate level of compensation for the Chief Executive Officer. The performance of each NEO is evaluated based on his or her contribution to our overall company performance, including the achievement of the overall Company objectives and other individual accomplishments.

Role of Executives in Establishing Compensation

Generally, the Chief Executive Officer makes recommendations to the compensation committee in connection with the establishment of base salary and bonus compensation amounts for other senior executives. The compensation committee establishes the Chief Executive Officer’s base salary and bonus compensation without input from management. Also, as discussed above, management recommends to the compensation committee the operating criteria for performance-based bonuses applicable to our senior executives; however, the compensation committee makes the final determinations regarding the appropriate criteria for these awards. The compensation committee regularly invites the Chief Executive Officer, the Chief Financial Officer and other senior executives to attend compensation committee meetings in order to receive operating information from these officers and to discuss goals, objectives and performance. The compensation committee does not delegate any of its duties to management and holds executive sessions without the members of management present.

Role of Compensation Consultants and Benchmarking

To meet its compensation objectives discussed above, the compensation committee seeks to achieve an appropriate balance of (1) the compensation paid to a particular individual and the compensation paid to other executives at comparable companies and (2) salary and incentive compensation. In an attempt to attain these goals, the compensation committee regularly reviews competitive data on executive compensation. To this end, the compensation committee has authority to retain and terminate any compensation consultant to be used to assist in the evaluation of our compensation practices. For 2006, the compensation committee engaged James F. Reda & Associates, LLC to serve as its compensation consultant and to compile data for a group of competitive companies. These companies were identified by James F. Reda & Associates with input from management and approved by the compensation committee. The competitive market group included pharmaceutical companies similarly-situated to us with at least one pharmaceutical product in development. Annual revenue levels and market capitalization were also used in formulating the market group.

Components of Executive Compensation

Our executive compensation program consists of the following primary components:

•	base salary;

•	annual cash bonus; and

•	long-term incentives in the form of stock options.

In addition, our compensation program includes certain health and welfare benefits. Each component is described in more detail below. In determining compensation for our senior executive officers, we use the competitive data discussed above to ensure that these officers receive a level of compensation and a mix of compensation components that is fair and competitive; however, we do not target our overall compensation package or mix of compensation components to meet any specified ranges within this competitive data.

Base Salary

Our base salary program is designed to provide competitive base cash compensation. The compensation committee, in connection with recommendations from the Chief Executive Officer, annually reviews and approves base salaries for our senior executive officers. The compensation committee considers factors which include a review of the competitive data described above, individual performance over time and each individual’s role and responsibilities within our organization when setting base salaries. The compensation committee sets base salaries that are appropriate given the performance, experience and credentials of the relevant officer.

The compensation committee approved the base salaries for the NEOs, as set forth in the following table:

	2005 Base	2006 Base
Name	Salary ($)	Salary ($)

Russell M. Medford, M.D., Ph.D.	$368,706	$383,454
Mark P. Colonnese	283,820	309,058
Robert A.D. Scott, M.D.	286,741	310,324
Joseph M. Gaynor, Jr.(1)	125,000	265,000
W. Charles Montgomery, Ph.D.	260,000	280,134

(1)	Mr. Gaynor joined us effective June 30, 2005. Accordingly, this amount reflects only six months of compensation for 2005.

Historically, the only annual base salary increases approved by the compensation committee have been cost of living increases and those increases are effective January 1st of each year. The compensation committee does, however, increase base salaries in connection with promotions as the compensation committee believes that additional base compensation is appropriate as the senior executive officer incurs additional responsibilities and obligations within our organization. The increases in the base salaries of Mr. Colonnese, Dr. Scott and Dr. Montgomery are attributable to their respective promotions that were effective May 1, 2006. The increase in the base salary of Mr. Gaynor is attributable to his promotion that was effective July 1, 2006.

Annual Cash Bonuses

Annual cash bonus payments are designed to motivate and retain senior executive officers by providing at-risk compensation contingent upon achieving certain company objectives, which are in turn key objectives related to increasing shareholder value. Typically, management recommends to the compensation committee the target ranges of bonus payouts under our annual cash bonus program (expressed as a percentage of the applicable officer’s base salary) and the appropriate objectives upon which payment of the annual cash bonus is to be determined. The compensation committee takes into account management’s recommendations with respect to these items, but the compensation committee makes the final determinations as to the appropriate target bonus levels and performance objectives. The compensation committee generally acts with respect to these matters at the beginning of our fiscal year. Our performance objectives have historically been operating in nature and focused on overall company performance as opposed to any specific individual objectives. The compensation committee does have the discretion, however, to take into account individual contributions to company performance and achievement of overall company objectives when awarding annual cash bonus compensation. For 2006, our performance objectives included, among others, completion of our ARISE study within certain time parameters, management of our commercial partnerships and certain research and discovery objectives. Our bonus targets typically range between 25% to 38% of the applicable officer’s base salary. The 2006 bonus targets for our named executive officers can be seen below in the Grant of Plan-Based Awards table set forth in the section entitled “Executive Compensation.”

In the interest of shareholder value, we proposed, and management agreed, to forego the annual cash bonuses to our named executive officers for 2006 because as of the end of our 2006 fiscal year we had not yet received the results of our ARISE Study. We may make special bonus payments to our named executive officers during 2007 depending on the results of this study. Additionally, the compensation committee is waiting for these results to determine the performance objectives for our 2007 annual bonus program.

Long-Term Incentives

The compensation committee believes equity-based compensation performs an essential role in retaining and motivating our executive officers by providing them incentives that are linked to our long-term success and maximizing shareholder value. The compensation committee believes the grant of such equity-based compensation further aligns the interests of our executive officers with those of its shareholders. The compensation committee determines the appropriate level of equity-based compensation by reference to the competitive data discussed above, the executive’s position and role within our organization and historical grants to the applicable executive. Individual contributions to overall company performance and achievement of company objectives may also be taken into account.

Historically, the granting of stock options to executive officers has been a major component of executive compensation. The compensation committee believes that stock option awards provide a significant link to company performance and maximizing shareholder value as the award will have value only if the market value of the company’s common stock increases above the exercise price of the option and the individual remains employed with the company over the vesting period. Stock options are granted to employees annually, typically in December of each year. These option awards are approved by the compensation committee and have a grant date as of the last business day of the year in which the grant occurs. The grants do not fall within a period of 30 days before the release of company earnings. Grants are not issued until approved by the compensation committee. These awards are issued at the fair market value of a share of our common stock as of the last business day of the year, which value is determined by reference to the closing price of a share of our common stock on Nasdaq on such date. The awards generally vest four years from the date of the grant and expire ten years from the date of the grant.

In light of the recent publicity surrounding the back-dating of stock options, we reviewed our option grant history and grant procedures and did not find any material issues with respect to our historical or current practices. We have implemented policies and procedures designed to safeguard against this issue. For example, grants of options to an employee are approved by the compensation committee (or the full board of directors in the absence of compensation committee approval) with such action occurring on or prior to the date of grant. In addition, grants made to newly hired employees are effective as of the last business day of the month in which the employee is hired.

Employee Benefits

We provide employee benefits to our senior executive officers that are offered to all of our employees. These include matching contributions in connection with our 401(k) Plan, the payment of premiums for long-term disability and life insurance policies, and other health-related benefits including medical, dental, life and accidental death or disability insurance plans. The compensation committee has reviewed the benefits provided to the senior executive officers in 2006 and believes that they are reasonable and appropriate. Additional information on the aggregate incremental cost to us of providing these benefits to the NEOs in 2006 is shown in the Summary Compensation Table. We do not provide our senior executive officers with any perquisites.

Change of Control and Severance Arrangements

We have entered into employment agreements with our NEOs which provide for the payment of severance to these employees in connection with certain terminations of their employment, including terminations in connection with a change of control. These severance and change of control provisions are discussed below.

We have included provisions regarding change of control in our employment agreements because we want our senior executives to act in the best interest of our company in the event of a potential change of control and to remove any potential influence of personal financial concerns. Further, we believe these provisions are consistent with market practices for similarly situated executives and assist us in retaining highly talented individuals. In addition, the trigger requiring the payment of severance is that there be both a change of control and a termination of the current level of employment. This is often referred to as a “double trigger.” The double-trigger largely ensures that we will become obligated to make payments under these provisions only if the applicable executive’s employment terminates following a change of control and further supports our goal of aligning the interests of our executives with those of our shareholders. In addition, our 1997, 2001 and 2004 Equity Ownership Plans generally provide for accelerated vesting if, within 24 months of a change of control, the grantee’s employment is terminated through a constructive discharge or involuntary termination. For additional detail regarding these severance payments, see the section below entitled “Potential Payments Upon Termination or Change in Control.”

These agreements also provide for severance payments in connection with a termination of the NEO without cause, non-renewal of the executive’s employment agreement or a constructive termination. We believe the severance amounts provided under these circumstances are appropriate, taking into account the time it is expected for one of these NEOs to find another job in the event of such a separation. The payments and other benefits are provided because we consider these separations to be initiated by us and to be typically beyond the control of the individual NEO. Separation benefits are intended to ease the consequences to an employee of an unexpected termination of employment. We benefit by requiring a general release from the separated employee. For additional detail regarding these severance payments, see the section below entitled “Potential Payments Upon Termination or Change in Control.”

Insider Trading Policy

We have implemented a written insider trading compliance policy which includes our policies with respect to stock ownership, retention, shorting, hedging, derivatives and margin transactions. We expect our employees, officers and directors not to engage in speculative transactions that are designed to result in profit based on either short-term fluctuations or negative movement in the price of our securities.

Tax Implications of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the amount of individual compensation for certain executives that may be deducted by the employer for federal income tax purposes in any one fiscal year to $1 million unless such compensation is “performance-based.” The determination of whether compensation is performance-based depends upon a number of factors, including shareholder approval of the plan under which the compensation is paid, the exercise price at which equity-based awards are granted, the disclosure to and approval by the shareholders of applicable performance standards, the composition of the compensation committee, and certification by the compensation committee that performance standards were satisfied. Historically, annual incentive compensation for our NEOs has not been structured to qualify under Section 162(m) as our compensation packages for these executive officers have not exceeded the thresholds established by Section 162(m). The compensation committee will have the discretion on a go-forward basis to structure compensation in a manner that does not meet the requirements of Section 162(m) because we believe that Section 162(m) considerations represent only one of many factors that should be taken into account in determining overall compensation.

Summary/Conclusion

The compensation committee believes that our compensation programs achieve their desired goals of providing senior executives with a pay opportunity that is competitive within our industry and among companies of comparable size and complexity and, as a result, successfully attracts and retains highly qualified key executives. The compensation committee continues to monitor competitive industry compensation practices and our operating goals and may adopt certain changes to its philosophy and policies in response to changes in industry practice or company goals as it deems desirable or necessary in future years.

COMPENSATION COMMITTEE REPORT

The compensation committee, comprised of independent directors, reviewed and discussed the above Compensation Discussion and Analysis, or CD&A, with AtheroGenics’ management. Based on the review and discussions, the compensation committee recommended to our board of directors that the CD&A be included in this proxy statement.

Compensation Committee:

Vaughn D. Bryson
R. Wayne Alexander, M.D.
Michael A. Henos

EXECUTIVE COMPENSATION

The following table summarizes the compensation paid to or earned during the years ended December 31, 2006 by our Chief Executive Officer and each of our four most highly compensated executive officers whose total salary and bonus exceeded $100,000 for services rendered to us in all capacities during 2006. The executive officers listed in the table below are referred to as the “named executive officers.”

	Fiscal		Option	All Other
Name and Principal Position	Year	Salary	Awards(1)	Compensation(2)	Total

Russell M. Medford, M.D., Ph.D.	2006	$383,454	$1,278,907	$15,446	$1,677,807
President and Chief Executive Officer
Mark P. Colonnese	2006	309,058	607,235	12,413	928,706
Executive Vice President, Commercial Operations and Chief Financial Officer
Robert A. D. Scott, M.D.	2006	310,324	641,434	12,888	964,646
Executive Vice President, Research and Development and Chief Medical Officer
Joseph M. Gaynor, Jr.	2006	265,000	201,341	11,811	478,152
Senior Vice President, General Counsel and Corporate Secretary
W. Charles Montgomery, Ph. D.	2006	280,134	469,225	13,517	762,876
Senior Vice President, Business Development and Alliance Management

(1)	Represents the compensation costs recognized for financial reporting purposes for the year ended December 31, 2006, excluding estimated forfeitures, in accordance with FAS 123(R). See Note 1 Description of Business and Significant Accounting Policies — Stock-Based Compensation in our Annual Report on Form 10-K filed March 7, 2007 for a discussion of all assumptions made by AtheroGenics in determining the FAS 123(R) value of its option awards.

(2)	Represents a 401(k) plan matching contribution and premiums for long-term disability insurance and term life insurance paid by us for 2006.

Grant of Plan-Based Awards

The following table sets forth information concerning the individual grants of stock options to each of the named executive officers during the fiscal year ended December 31, 2006. All options were granted under our 2004 Equity Ownership Plan. Each option has a ten-year term, subject to earlier termination if the optionee’s service with us terminates. Options vest at the rate of 25% on the first anniversary of the vesting commencement date. Following that date, the remaining options vest over three-consecutive twelve month periods at a rate of two percent per month during the initial eleven months of each period and three percent in the final month of each such period. All options were granted with exercise prices equal to the fair market value on the date of the grant.

		Estimated Future	All Other Option	Exercise of
		Payouts Under	Awards: Number	Base Price	Grant Date
		Non-Equity	of Securities	of Option	Fair Value
		Incentive Plan	Underlying	Awards	of Option
Name	Grant Date	Awards Target(1)	Options(2)	($/Share)	Awards(3)

Russell M. Medford, M.D., Ph.D.	12/29/2006		140,000	$9.91	$761,866
	2/21/2006		120,000	15.78	1,170,312
	9/25/2006	$145,713
Mark P. Colonnese	12/29/2006		72,000	9.91	391,817
	5/31/2006		12,000	13.29	95,927
	2/21/2006		60,000	15.78	585,156
	9/25/2006	94,800
Robert A. D. Scott, M.D.	12/29/2006		72,000	9.91	391,817
	5/31/2006		12,000	13.29	95,927
	2/21/2006		60,000	15.78	585,156
	9/25/2006	94,800
Joseph M. Gaynor, Jr.	12/29/2006		60,000	9.91	326,514
	7/31/2006		10,000	13.18	79,037
	2/21/2006		30,000	15.78	292,578
	9/25/2006	77,000
W. Charles Montgomery, Ph.D.	12/29/2006		60,000	9.91	326,514
	5/31/2006		10,000	13.29	79,939
	2/21/2006		50,000	15.78	487,630
	9/25/2006	79,800

(1)	In the interest of shareholder value, the compensation committee proposed, and management agreed, to forego the annual cash bonuses to our senior executive officers for 2006 because as of the end of our 2006 fiscal year we had not yet received the results of our ARISE Study.

(2)	Options related to performance in 2005 were granted in February 2006.

(3)	Represents the fair value of the option award in accordance with FAS 123(R). See Note 1 Description of Business and Significant Accounting Policies — Stock-Based Compensation in our Annual Report on Form 10-K filed March 7, 2007 for a discussion of all assumptions made by AtheroGenics in determining the FAS 123(R) value of its option awards.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information regarding each unexercised option and all unvested stock held by each of our named executive officers as of December 31, 2006.

			Equity Incentive
			Plan Awards:
	Number of	Number of	Number of
	Securities	Securities	Securities
	Underlying	Underlying	Underlying
	Unexercised	Unexercised	Unexercised	Option	Option	Option
	Option #	Option #	Unearned	Exercise	Grant	Expiration
Name	Exercisable	Unexercisable(1)	Options	Price	Date	Date

Russell M. Medford	—	140,000	—	$9.91	12/29/2006	12/29/2016
	—	120,000		15.78	2/21/2006	2/21/2016
	70,000	70,000		23.56	12/31/2004	12/31/2014
	90,000	30,000		14.86	12/31/2003	12/31/2013
	144,000			7.41	12/31/2002	12/31/2012
	120,000			6.05	12/31/2001	12/31/2011
	90,000			5.00	12/29/2000	12/29/2010
	500,000			0.38	1/28/2000	1/28/2010
	100,000			0.31	12/8/1999	12/8/2009
	157,500			0.30	4/28/1999	4/28/2009

Mark P. Colonnese	—	72,000	—	9.91	12/29/2006	12/29/2016
	—	12,000		13.29	5/31/2006	5/31/2016
	—	60,000		15.78	2/21/2006	2/21/2016
	30,000	30,000		23.56	12/31/2004	12/31/2014
	42,750	14,250		14.86	12/31/2003	12/31/2013
	72,000			7.41	12/31/2002	12/31/2012
	60,000			6.05	12/31/2001	12/31/2011
	35,000			5.00	12/29/2000	12/29/2010
	95,600			0.38	1/28/2000	1/28/2010

Robert A. D. Scott, M.D.	—	72,000	—	9.91	12/29/2006	12/29/2016
	—	12,000		13.29	5/31/2006	5/31/2016
	—	60,000		15.78	2/21/2006	2/21/2016
	30,000	30,000		23.56	12/31/2004	12/31/2014
	49,500	16,500		14.86	12/31/2003	12/31/2013
	22,500			7.41	12/31/2002	12/31/2012
	23,296			7.04	8/30/2002	8/30/2012

Joseph M. Gaynor, Jr.	—	60,000	—	9.91	12/29/2006	12/29/2016
	—	10,000		13.18	7/31/2006	7/31/2016
	—	30,000		15.78	2/21/2006	2/21/2016
	18,500	31,500		15.98	6/30/2005	6/30/2015

W. Charles Montgomery	—	60,000	—	9.91	12/29/2006	12/29/2016
	—	10,000		13.29	5/31/2006	5/31/2016
	—	50,000		15.78	2/21/2006	2/21/2016
	25,000	25,000		23.56	12/31/2004	12/31/2014
	35,000	15,000		19.20	2/27/2004	2/27/2014

(1)	Twenty five percent of these options will vest on the first anniversary date of the grant. Following that date, the remaining options vest over three-consecutive twelve month periods at a rate of two percent per month during the initial eleven months of each period and three percent in the final month of each such period.

Aggregate Option Exercises

The following table sets forth number of shares acquired upon option exercises by the named executive officers during the 2006 fiscal year.

Number of
Shares
	Acquired on	Value Realized on
Name	Exercise	Exercise(1)

Russell M. Medford, M.D., Ph.D.	2,500	$39,200
Mark P. Colonnese	—	—
Robert A. D. Scott, M.D.	14,204	89,627
Joseph M. Gaynor, Jr.	—	—
W. Charles Montgomery, Ph.D.	—	—

(1)	Value realized as a calculation based on the fair market value of our common stock on the date of exercise minus the option price and does not necessarily reflect proceeds actually received by the officer.

Employment Agreements

Overview

AtheroGenics entered into individual Employment Agreements, effective September 25, 2006, with each of Russell M. Medford, M.D., Ph.D., our President and Chief Executive Officer, Mark P. Colonnese, our Executive Vice President, Commercial Operations and Chief Financial Officer, Robert A. D. Scott, M.D., our Executive Vice President, Research and Development and Chief Medical Officer, Joseph M. Gaynor, Jr., our Senior Vice President, General Counsel and Secretary and W. Charles Montgomery, Ph.D., our Senior Vice President, Business Development and Alliance Management (each an executive).

Each agreement is effective for an initial term of one (1) year, with automatic extensions for successive one-year terms with the exception of Dr. Medford’s which has an initial term of two (2) years. Each agreement provides for an annual base salary as follows: Dr. Medford: $383,454; Mr. Colonnese: $316,000; Dr. Scott: $316,000; Mr. Gaynor: $275,000 and Dr. Montgomery: $285,000. The annual salaries may be increased from time to time at AtheroGenics’ discretion. In addition, each executive is entitled to cash incentive compensation awards each year, subject to achievement of company and personal performance goals. For 2006, the target incentive compensation is 38% of base salary for Dr. Medford, 30% of base salary for Mr. Colonnese and Dr. Scott, and 28% for Mr. Gaynor and Dr. Montgomery. The executives are also entitled to receive stock awards and options as determined by our board of directors, and to receive employee benefits and perquisites as provided to all of our executive management personnel.

Upon termination of the executive’s employment by AtheroGenics other than due to death, disability, mandatory retirement or cause (as defined below), each agreement provides for severance benefits to be paid to the executive including: (1) one to two times annual base salary, (2) up to 100% to 200% of the target annual incentive, and (3) up to 12 months to 24 months’ acceleration of stock option vesting. The amount of each item listed above is based on the affected executive’s level and term of employment. The executive must sign a general release of claims in favor of AtheroGenics in order to receive the salary and annual incentive severance payment.

Upon a change of control (as defined below), each agreement provides that 18 to 36 months of vesting for unvested stock options will be accelerated. If within 24 months of a change of control there is a termination of employment that would entitle the executive to severance (as described above), this entitles the executive to the following benefits (in lieu of the above): (1) a salary severance payment of two to three times annual base salary, (2) 100% to 300% of target annual incentive for the year of termination, (3) immediate vesting for all unvested stock options, and (4) an additional excise tax gross-up payment, if applicable. The amount of each item listed above is based on the affected executive’s level and term of employment.

Under the agreements, the executives agree not to compete with AtheroGenics, to provide a one-year non-solicitation obligation, and to maintain the confidentiality of company information. These agreements supersede and replace any and all previous employment agreements with these executives.

Definitions

Termination for cause means the termination of the executive’s employment as a result of conduct by the executive amounting to (1) fraud or dishonesty against AtheroGenics, (2) willful misconduct, or repeated refusal to follow the reasonable directions of our board of directors or chief executive officer, (3) knowing violation of law in the course of performance of the duties of executive’s employment with AtheroGenics, (4) any violation of our formal policies regarding nondiscrimination and equal employment opportunity, sexual harassment and other forms of unlawful workplace harassment, or insider trading of our securities (whether directly or indirectly), (5) repeated and frequent absences from work without a reasonable excuse, (6) intoxication with alcohol or drugs while on AtheroGenics’ premises during regular business hours, (7) a conviction or plea of guilty or nolo contendere to a felony or other crime of moral turpitude in the course of his employment (e.g., fraud, theft, embezzlement and the like), (8) gross negligence in the performance of executive’s duties; or (9) a breach or violation of the terms of the respective employment agreement.

A change of control shall be deemed to have occurred if: (1) a tender offer shall be made and consummated for the ownership of 50% or more of our outstanding voting securities, (2) AtheroGenics shall be merged or consolidated with another corporation and as a result of such merger or consolidation less than 50% of the outstanding voting securities of the surviving or resulting corporation shall be owned in the aggregate by our former shareholders, (3) AtheroGenics shall sell all or substantially all of its assets to another corporation which corporation is not wholly owned by us, (4) a person or other legal entity shall acquire 50% or more of our outstanding voting securities (whether directly, indirectly, beneficially or of record), or (5) individuals who, as of the date hereof, together with those directors (x) for whose election proxies shall have been solicited by the board and (y) who are then serving as directors appointed by the board to fill pre-existing vacancies on the board or vacancies caused by death or resignation, but not by either removal or to fill newly created directorships, constitute our board of directors, or the incumbent board, cease to constitute at least a majority of our board of directors as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the incumbent board.

Potential Payments Upon Termination or Change in Control

We have entered into employment agreements and maintain certain plans that may require us to make certain payments and/or provide certain benefits to the named executive officers in the Summary Compensation Table in the event of a termination of employment or change in control. See “Employment Agreements” above for a description of the severance and change of control arrangements for the named executive officers. The following assumptions were used in calculating the amounts shown in the table:

•	The termination or change in control occurs on December 29, 2006 the last business day of the calendar year.

•	We used the executive officer’s base salary as of December 29, 2006.

•	Involuntary termination is the executive’s (1) involuntary separation from service other than as a result of death, disability, mandatory retirement or termination for cause or (2) receipt of notice of our intent not to extend the period of employment.

•	Involuntary termination after change in control must occur within 24 months of the change in control.

•	In the event of voluntary termination the executive will receive any base salary earned through that date and shall be entitled to any benefits that have accrued and vested under any of our benefit plans.

•	The closing price of our stock on December 29, 2006 was $9.91 per share. The value of the vesting acceleration is calculated by multiplying the number of unvested options as December 29, 2006, by the difference between the closing price of our stock and the exercise price of the unvested options. Since the closing price was lower than the price of the unvested options, no compensation for accelerated vesting is recognized.

•	Health insurance amount represents insurance premiums at a rate paid by us at December 29, 2006. Payments will be paid through COBRA.

•	Payment of the termination amount is contingent upon the executive signing (and not revoking) a general release of all claims.

	Severance	Incentive	Stock Option	Excise Tax	Health
Name	Payment	Payment	Acceleration	Gross-up	Insurance	Total

Russell M. Medford, M.D., Ph.D.(1)
Involuntary termination	$766,908	$291,426	$—	$—	$25,558	$1,083,892
Involuntary termination after change in control	1,150,362	437,139	—	—	25,558	1,613,059
Mark P. Colonnese(2)
Involuntary termination	474,000	142,200	—	—	19,169	635,369
Involuntary termination after change in control	632,000	189,600	—	—	19,169	840,769
Robert A. D. Scott, M.D.(2)
Involuntary termination	474,000	142,200	—	—	6,184	622,384
Involuntary termination after change in control	632,000	189,600	—	—	6,184	827,784
Joseph M. Gaynor, Jr.(3)
Involuntary termination	275,000	38,500	—	—	12,779	326,279
Involuntary termination after change in control	550,000	77,000	—	—	12,779	639,779
W. Charles Montgomery, Ph.D.(4)
Involuntary termination	285,000	79,800	—	—	8,244	373,044
Involuntary termination after change in control	570,000	79,800	—	—	8,244	658,044

(1)	The involuntary termination severance payment is based on two times the annual salary on the date of termination and the incentive payment is two times the target incentive compensation. The involuntary termination after change in control severance payment is based on three times the annual salary on the date of termination and the incentive payment is three times the target incentive compensation. In the event of death Dr. Medford will receive $145,713, the pro rata portion of the target incentive compensation. In the event of disability Dr. Medford will receive $414,131, which includes 70% of the annual salary and the pro rata portion of the target incentive compensation.

(2)	The involuntary termination severance payment is based on one and a half times the annual salary on the date of termination and the incentive payment is one and a half times the target incentive compensation. The involuntary termination after change of control severance payment is based on two times the annual salary on the date of termination and the incentive payment is two times the target incentive compensation. In the event of death Mr. Colonnese and Dr. Scott will each receive $94,800, the pro rata portion of the target incentive compensation. In the event of disability Mr. Colonnese and Dr. Scott will each receive $316,020, which includes 70% of the annual salary and the pro rata portion of the target incentive compensation.

(3)	The involuntary termination severance payment is based on one times the annual salary on the date of the termination and the incentive payment is two times the target incentive compensation. The involuntary termination severance payment is based on one times the annual salary on the date of the termination and the incentive payment is one times the target incentive compensation. In the event of death Mr. Gaynor will receive $77,000, the pro rata portion of the target incentive compensation. In the event of disability Mr. Gaynor will receive $269,500, which includes 70% of the annual salary and the pro rata portion of the target incentive compensation.

(4)	Involuntary termination severance payment is based on one times the annual salary on the date of the termination and the incentive payment is one times the target incentive compensation. The involuntary termination severance payment is based on two times the annual salary on the date of the termination and the incentive payment is one times the target incentive compensation In the event of death Dr. Montgomery will receive $79,800, the pro rata portion of the target incentive compensation. In the event of disability Dr. Montgomery will receive $279,300, which includes 70% of the annual salary and the pro rata portion of the target incentive compensation.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information with respect to securities authorized for issuance under our equity compensation plans as of December 31, 2006.

Equity Compensation Plan Information

			Number of Securities
			Remaining Available for
			Future Issuance Under
	Number of Securities to	Weighted-Average	Equity Compensation
	be Issued upon Exercise	Exercise Price of	Plans (Excluding
	of Outstanding Options,	Outstanding Options,	Securities Reflected
	Warrants and Rights	Warrants and Rights	in Column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by shareholders	6,521,524	$11.73	1,009,067
Equity compensation plans not approved by shareholders(1)	82,436	5.64	—

Total	6,603,960	$11.65	1,009,067

(1)	Includes 56,000 warrants issued in connection with a licensing agreement dated June 29, 2001 and 26,436 warrants issued for non-employee contractual agreements made prior to being a public or a listed company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers to file reports of holdings and transactions in AtheroGenics stock with the SEC. Based solely on a review of copies of reports and certain written representations from our executive officers and directors, we believe that all Section 16(a) filing requirements were met during 2006 except for late Form 4 filings reporting an option grant for Mr. Colonnese, Dr. Scott and Dr. Montgomery and a Form 3 filing reporting initial beneficial ownership for Dr. Barker.

REPORT OF THE AUDIT COMMITTEE

The audit committee operates in accordance with its written charter, which sets forth the responsibilities of the audit committee. The audit committee oversees our financial reporting process on behalf of the board of directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the committee reviewed the audited financial statements as of and for the period ended December 31, 2006 with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The committee also reviewed with management their evaluation of the systems of internal controls and procedures for financial reporting, and disclosure controls and procedures.

The committee reviewed with the independent registered public accounting firm, or independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of our accounting principles, the adequacy of the controls and procedures for financial reporting and such other matters as are required to be discussed with the committee under generally accepted auditing standards. In addition, the committee has discussed with the independent auditors the auditors’ independence from management and AtheroGenics, including the matters identified in the written disclosures delivered to the committee by the independent auditors as required by the Independence Standards Board.

The committee discussed with the independent auditors the overall scope and plans for their respective audits. The committee met with independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting.

Based on the reviews and discussions referred to above, the committee recommended to the board of directors (and the board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the Securities and Exchange Commission. The board of directors, upon the recommendation of the audit committee, has also appointed Ernst & Young LLP as AtheroGenics’ independent auditors for fiscal 2007, subject to shareholder ratification at the annual meeting.

Audit Committee:

David Bearman, Chairman
Margaret E. Grayson
T. Forcht Dagi, M.D.
Arthur M. Pappas

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF THE INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of AtheroGenics has appointed the firm of Ernst & Young LLP to serve as the independent registered public accounting firm of AtheroGenics for the fiscal year ending December 31, 2007, and has directed that such appointment be submitted to the shareholders of AtheroGenics for ratification at the annual meeting. Ernst & Young LLP has served as the independent registered public accounting firm of AtheroGenics since 1994, and is considered by management of AtheroGenics to be well qualified. If the shareholders do not ratify the appointment of Ernst & Young LLP, the audit committee will reconsider the appointment.

Representatives of Ernst & Young LLP will be present at the annual meeting and will have an opportunity to make a statement if they desire to do so. They also will be available to respond to appropriate questions from shareholders.

The audit committee and board of directors unanimously recommend that the shareholders vote “FOR” the proposal to ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of AtheroGenics for fiscal 2007.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Audit and Non-Audit Fees

The following table shows the fees paid by AtheroGenics for the audit and other services provided by Ernst & Young LLP for fiscal years ended December 31, 2006 and 2005.

	2006	2005

Audit Fees	$302,800	$327,156
Audit-Related Fees	15,000	—
Tax Fees	—	—
All Other Fees	—	—

Total	$317,800	$327,156

Audit Fees.  Audit fees for the fiscal years ended December 31, 2006 and 2005 were for professional services rendered for the audits of our annual financial statements, quarterly review of the financial statements included in our Quarterly Reports on Form 10-Q and in 2005 a review of our regulatory filings for our convertible debt offering. In addition, in 2006 and 2005, audit fees included the audit of our internal control over financial reporting.

Audit-Related Fees.  Audit-related fees for the fiscal year ended December 31, 2006 were for accounting consultations.

The audit committee of the board of directors has determined that the provision of these services is compatible with the maintenance of the independence of Ernst & Young LLP.

Pre-approval Policies and Procedures

The audit committee has adopted a policy to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. The pre-approval policy is detailed as to the particular service or category of services and is subject to a specific budget. The services include the engagement of the independent registered public accounting firm for audit services, audit-related services, and tax services.

If AtheroGenics has a need to engage the independent registered public accounting firm for other services, which are not considered subject to the general pre-approval as described above, then the audit committee must approve each such specific engagement as well as the projected fees. If the timing of the project requires an expedited decision, then the audit committee has delegated to the Chairman of the committee the authority to pre-approve such engagement, subject to fee limitations. The Chairman must report all such pre-approvals to the entire audit committee for ratification at the next committee meeting.

SHAREHOLDER PROPOSALS

Shareholders’ proposals intended to be included in our proxy statement and presented at the 2008 Annual Meeting of Shareholders must be delivered to our offices at 8995 Westside Parkway, Alpharetta, GA 30004, addressed to the Corporate Secretary, no later than December 27, 2007. In accordance with Article I, Section 1 of our bylaws, any proposals presented by a shareholder must satisfy all of the conditions set forth in Rule 14a-8 under the Exchange Act.

HOUSEHOLDING

As permitted by the Exchange Act, only one copy of this proxy statement is being delivered to shareholders residing at the same address, unless such shareholders have notified us of their desire to receive multiple copies of the proxy statement. Upon oral or written request, we will promptly deliver a separate copy of the proxy statement to any shareholder residing at an address to which only one copy was mailed. Shareholders who participate in householding will continue to receive separate proxy cards.

Shareholders residing at the same address and currently receiving only one copy of the proxy statement may contact us to request multiple copies in the future, and shareholders residing at the same address and currently receiving multiple copies of the Proxy Statement may contact us to request a single copy in the future. All such requests should be directed to our offices at 8995 Westside Parkway, Alpharetta, GA 30004, addressed to Investor Relations.

OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING

The board of directors of AtheroGenics knows of no matters other than those referred to in the accompanying Notice of Annual Meeting of Shareholders which may properly come before the annual meeting. However, if any other matter should be properly presented for consideration and voting at the annual meeting or any adjournments thereof, it is the intention of the persons named as proxies on the enclosed form of proxy card to vote the shares represented by all valid proxy cards in accordance with their judgment of what is in the best interest of AtheroGenics.

By Order of the Board of Directors.

MICHAEL A. HENOS
Chairman of the Board

Alpharetta, Georgia
April 25, 2007

AtheroGenics is mailing its 2006 Annual Report to its shareholders with these proxy materials. The Annual Report does not form any part of the material for the solicitation of proxies.

REVOCABLE PROXY
ATHEROGENICS, INC.
PROXY
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 17, 2007
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
          The undersigned hereby constitutes and appoints Russell M. Medford, Mark P. Colonnese and Joseph M. Gaynor, Jr., and each or any of them, proxies of the undersigned, or Proxy Representatives, with full power of substitution, to vote all of the shares of AtheroGenics, Inc., a Georgia corporation, which the undersigned may be entitled to vote at the Annual Meeting to be held at the Westin Buckhead Atlanta, 3391 Peachtree Road, Atlanta, Georgia 30326, on Thursday, May 17, 2007, at 9:00 a.m. (Eastern Time) or at any adjournment or postponement thereof, as shown on the voting side of this card.
CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE

ANNUAL MEETING OF SHAREHOLDERS OF.
ATHEROGENICS, INC.
May 17, 2007
PROXY VOTING INSTRUCTIONS

MAIL – Date, sign and mail your proxy card in the envelope provided as soon as possible.
- OR -
INTERNET – Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

COMPANY NUMBER
ACCOUNT NUMBER

You may enter your voting instructions at www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date.

â Please detach along perforated line and mail in the envelope provided IF you are not voting via the internet. â

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE: ☒

1.	Proposal to elect three Class I directors to serve until the 2010 Annual Meeting of Shareholders.					2.	A proposal to ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of AtheroGenics for the fiscal year ending December 31, 2007.	FOR ☐	AGAINST ☐	ABSTAIN ☐

	☐	FOR ALL NOMINEES		NOMINEES
			¡	David Bearman
	☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	¡ ¡	Vaughn D. Bryson T. Forcht Dagi

	☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●						3.	In their discretion, the Proxy Representatives are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.					☐	THIS PROXY WILL BE VOTED AS SPECIFIED. IF A CHOICE IS NOT SPECIFIED, THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR CLASS I DIRECTORS AND FOR PROPOSAL 2.

Signature of Shareholder:	Date:	Signature of Shareholder:	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.